Exhibit 10.24

Deed Poll of Indemnification
Dated 22 December, 2008
Rank Group Limited
for the benefit and in favour of
the Indemnitees defined in this deed poll

1. Definitions	2
2. Indemnification	3
3. Limitations on Indemnification	3
4. Indemnification Procedure	4
5. Severability	4
6. Governing law	4
7. Amendments	4
8. Termination	4

Schedule

1. Part A: U.S. Guarantors	7
2. Part B: Indemnitees	7

THIS DEED Poll is made on 22 December, 2008
BY:
Rank Group Limited, a company registered in New Zealand whose registered office is at c/o Bell Gully (GJM), Level 22, Vero Centre, 48 Shortland Street, Auckland, New Zealand (“Rank”);
IN FAVOUR AND FOR THE BENEFIT OF:
Each Indemnitee (as defined below).
BACKGROUND
A.	The U.S. Guarantors provided cross guarantees and indemnities and security in relation to a facilities agreement dated 21 February, 2008 between Reynolds Packaging Group (NZ) Limited, Closure Systems International, Inc., Reynolds Consumer Products Holdings, Inc., Closure Systems International B.V., Reynolds Treasury (NZ) Limited, the banks and financial institutions listed in schedule 1 thereto, Australia and New Zealand Banking Group Limited, BOS International (Australia) Limited, Calyon Australia Limited and Credit Suisse (acting through its Sydney Branch) (the “Facilities Agreement”).

B.	The Facilities Agreement is to be amended to extend the term of the facility by 18 months and make certain other relatively minor amendments (the Extension and Amendment). The principal amount of the facility will be reduced by US$100 million.

C.	As part of the Extension and Amendment, each of the U.S. Guarantors under the original transaction will enter into a Deed of Amendment and Consent (Deed of Amendment and Consent) and an Acknowledgement and Affirmation (Acknowledgement and Affirmation).

D.	In connection with the U.S. Guarantors entering into the Deed of Amendment and Consent and the Acknowledgement and Affirmation, Rank has agreed to provide an indemnity to the Indemnitees (as defined below) as further described below.

E.	It is the intention of Rank that this document be executed as a deed poll (this “Deed Poll”) in favour and for the benefit of each Indemnitee.
THIS DEED POLL WITNESSES as follows:
1. Definitions
“Indemnitee” means each person listed in Part B of the Schedule to this Deed Poll; and

“U.S. Guarantor” means each company listed in Part A of the Schedule to this Deed Poll.
2. Indemnification
Rank shall indemnify each Indemnitee against all legal expenses, losses, liabilities, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges in connection therewith) (collectively, the “Indemnified Liabilities”) incurred by an Indemnitee or on an Indemnitee’s behalf in connection with any proceeding resulting from or relating to decisions the Indemnitee made or any actions the Indemnitee took on behalf of a U.S. Guarantor in his or her capacity as a director of that company on written instruction from a direct or indirect shareholder of the relevant U.S. Guarantor in connection with any transactions or the approval or execution of any resolutions or documents in relation to the Deed of Amendment and Consent or any Transaction Document (as defined in the Deed of Amendment and Consent).
3. Limitations on Indemnification
Notwithstanding any other provision of this Deed Poll, an Indemnitee shall not be entitled to indemnification under this Deed Poll:
(a)	to the extent that such indemnification is not permitted by applicable laws; or

(b)	to the extent such Indemnified Liabilities are the result of the gross negligence, bad faith or wilful misconduct of the Indemnitee; or

(c)	to the extent that payment is actually made, or for which payment is available, to or on behalf of the relevant Indemnitee under an insurance policy, except in respect of any amount in excess of the limits of liability of such policy or any applicable deductible for such policy; or

(d)	to the extent that payment has or will be made to the relevant Indemnitee by the U.S. Guarantor or any affiliate of Rank otherwise than pursuant to this Deed Poll; or

(e)	in connection with any proceeding (or part thereof) initiated by an Indemnitee, unless:
(i)	such indemnification is expressly required to be made by law,

(ii)	the proceeding was authorised by the shareholder(s) (or other decision making organ) of the relevant U.S. Guarantor; or

(iii)	such indemnification is provided by the U.S. Guarantor, in its sole discretion, pursuant to the powers vested in the U.S. Guarantor under applicable law.
4. Indemnification Procedure
(a)	Each Indemnitee shall give Rank notice in writing as soon as practicable of any proceeding in relation to that Indemnitee for which indemnification will or could be sought under this Deed Poll. To obtain indemnification payments or advances under this Deed Poll, an Indemnitee shall submit to Rank a written request therefore, together with such invoices or other supporting information as may be reasonably requested by Rank and reasonably available to the relevant Indemnitee. Rank shall make such indemnification payment within 30 business days of receipt of such invoices and supporting information.

(b)	There shall be no presumption in favour of indemnification. If there is a dispute between Rank and an Indemnitee as to whether that Indemnitee is entitled to indemnification, then independent legal counsel shall be selected by the board of directors of Rank to make such determination. The selected independent legal counsel shall make such determination within 30 business days of being selected and the decision of such independent legal counsel shall be binding upon all Rank and the relevant Indemnitee.
5. Severability
If any provision or provisions of this Deed Poll shall be held to be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions of this Deed Poll shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law.
6. Governing law
This Deed Poll shall be governed by and its provisions construed in accordance with New York law.
7.	Amendments
No amendment or modification of this Deed Poll shall be effective unless it is approved in writing by each Indemnitee having the benefit of this Deed Poll.

8. Termination
This Deed Poll shall remain in effect in favour and for the benefit of each Indemnitee until the expiration of 12 months after the date that is the earlier to occur of:
(a)	the relevant Indemnitee ceasing to serve as a director of the relevant U.S. Guarantor; and

(b)	the date on which all obligations of a U.S. Guarantor of which that Indemnitee is a director in respect of the Deed of Amendment and Consent are released.

     IN WITNESS of which this Deed Poll has been executed and has been delivered on the date stated at the beginning of this Deed Poll for the benefit and in favour of each Indemnitee.
Rank Group Limited

/s/ Graeme Richard Hart
Director

/s/ Helen Dorothy Golding
Signature of witness

Solicitor
Occupation

Auckland, NZ
City of Residence

Schedule
Part A
U.S. Guarantors
Bakers Choice Products, Inc.
CFI Industries, Inc.
Closure Systems International Holdings Inc.
Closure Systems International Inc.
Closure Systems Mexico Holdings LLC
Crystal Thermoplastics, Inc.
CSI Mexico LLC
IPC Inc.
Mt. Vernon Plastics Corporation
Plastofilm Industries, Inc.
Reynolds Consumer Products Holdings Inc.
Reynolds Consumer Products, Inc.
Reynolds Flexible Packaging Inc.
Reynolds Foil Inc.
Reynolds Food Packaging LLC
Reynolds Packaging Inc.
Reynolds Packaging Kama Inc.
Reynolds Packaging LLC
Reynolds Packaging Machinery Inc.
Southern Plastics Inc.
Ultra Pac, Inc.
Part B
List of Indemnitees
John Donald Borree
William R. Coad
Daniel Cochran
Gregory Cole
Charles Thomas Cox
Peter James Debney
Thomas James Degnan
Michael Eugene Graham
Helen Dorothy Golding
Bruce Miller
Victor Lance Mitchell
Robert Eugene Smith
Paul David Thomas
Daniel Joseph Zimmerlee